EXHIBIT 10.7

SETTLEMENT AND LICENSE AGREEMENT

In this Settlement and License Agreement (“Agreement”), effective as of the 30th day of August, 2006 (the “Effective Date”), Advanced Cell Technology, Inc., a Delaware corporation with offices located at 1201 Harbor Bay Parkway, Suite 120, Alameda, California 94502 (“ACT”), The University of Massachusetts, a public institution of higher education of the Commonwealth of Massachusetts, as represented by its Amherst campus (“UMass”), and Start Licensing, Inc., a Delaware corporation with offices located at 12357-A Riata Trace Parkway, Suite 150, Austin, Texas 78727 (“Start”) agree as follows:

Article 1 - Background

1.1           UMass owns certain Stice Patents (hereafter defined) which, pursuant to that certain Exclusive License Agreement effective April 16, 1996, as amended (“UMass-ACT Agreement”), have been exclusively licensed to ACT in a defined field that includes the Start Field (hereinafter defined).

1.2           Roslin Institute (Edinburgh) (“Roslin”) owns certain Campbell Patents (hereafter defined) which have been exclusively licensed to Geron Corporation (“Geron”) and Exeter Life Sciences (“Exeter”) and exclusively sublicensed to Start in the field of cloning non-human animals, tissues, and cells, and products and by-products comprised of, made in, produced by or originating, extracted or isolated from such non-human animals, tissues and cells.

1.3           Under 35 U.S.C. §146, UMass and ACT filed actions against Roslin, Geron, and Exeter (as hereafter defined, the Pending Actions) seeking reversal of adverse holdings by the United States Patent and Trademark Office (“USPTO”) of certain interference proceedings involving certain Stice Patents and certain Campbell Patents.

1.4           UMass, ACT and Start wish to settle the Pending Actions.

1.5           In connection with the settlement of the Pending Actions, UMass, ACT and Start wish to grant rights under the involved patents in accordance with the terms of this Agreement.

Article 2 - Definitions

For purposes of this Agreement, the following words and phrases shall have the following meanings:

2.1           “ACT Field” means non-human animal research or non-human animal studies, including without limitation preclinical trials, that is useful in connection with the research and development, manufacture and sale of therapeutic and diagnostic human cell products; provided, however, that the ACT Field does not include (a) any use of human embryos, cells, or tissues or (b) the sale, lease, distribution, transfer, or other disposition of (i) non-human animals, embryos, cells, or tissues, and (ii) products and by-products comprised of, made in, produced by or originating, extracted or isolated from such non-human animals, embryos, cells or tissues.

2.2           “ANZ Patents” means the AU Patent and the NZ Patent, each of which are included in the Stice Patents.

2.3           “AU Patent” means Australian Patent Application No. 742,363.

2.4           “Campbell Patents” means the patents and patent applications listed on Exhibit A attached hereto, any divisional, continuation, continuation-in-part of such patent applications, any and all patents issuing thereon, any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and any other patents or patent applications anywhere in the world that correspond to any of the foregoing, or from which any of the foregoing claim priority, or that claim priority back to any of the foregoing.

2.5           “NZ Patent” means New Zealand Patent Application No. 336,612.

2.6           “Party” means UMass and ACT jointly or Start, and “Parties” means UMass and ACT jointly and Start.

2.7           “Pending Actions” means the actions pending in the U.S. District Court for the District of Columbia styled as University of Massachusetts, et al v. Roslin Institute (Edinburgh), et al, Case No. 1:05-cv-00353-RMU, and University of Massachusetts, et al v. Roslin Institute (Edinburgh), et al, Case No. 1:05-cv-00706-RMU.

2.8           “Start Field” means all uses and applications in non-human animals, excluding the production of cloned animals for the primary purpose of producing human and non-human animal therapeutics and human healthcare products, including without limitation the production of biopharmaceutical agents in milk, including but not limited to proteins, peptides, polypeptides for pharmaceutical, nutraceutical or other use, but only to the extent and only so long as such field is exclusively licensed under the Stice Patents by ACT to GTC Biotherapeutics.

2.9           “Stice Patents” means the patents and patent applications listed on Exhibit B attached hereto, any divisional, continuation, continuation-in-part of such patent applications, any and all patents issuing thereon, any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and any other patents or patent applications anywhere in the world that correspond to any of the foregoing, or from which any of the foregoing claim priority, or that claim priority back to any of the foregoing.

2.10         “UMass Field” means the production of immunoglobulin in the blood of Bos taurus, Bos indicus, and Leporidae.

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (b) unless otherwise set forth herein, the use of the term “including” or “includes” means “including [includes] but [is] not limited to”;

and (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.  Additional terms may be defined throughout this Agreement.

Article 3 - Dismissal

3.1           Upon receipt of (i) the $500,000 payment in accordance with section 6.1(a) of this Agreement, and (ii) the fully executed Covenant Not to Sue in accordance with section 4.5 of this Agreement, UMass and ACT shall execute a stipulation for dismissal with prejudice of the Pending Actions substantially in form set forth in Exhibit C hereto (the “Stipulation for Dismissal”), and Start shall obtain the execution of such Stipulation for Dismissal by Roslin, Geron and Exeter.  Immediately after filing a copy of this fully executed Agreement with the USPTO as provided in section 3.2 of this Agreement below, UMass and ACT, through their counsel, will file the fully executed Stipulation for Dismissal with the U.S. District Court.

3.2           Pursuant to 35 U.S.C. §135(c), UMass and ACT shall, upon receipt of the $500,000 payment and the executed Covenant Not to Sue as provided in sections 6.1(a) and 4.5 of this Agreement, and before filing the Stipulation for Dismissal of the Pending Actions, file a true copy of this Agreement in the USPTO in conjunction with each interference that is the subject of a Pending Action.

Article 4 - License Grants and Covenants

4.1           ACT hereby grants to Start a worldwide, exclusive, fully paid-up, royalty-free sublicense, with the right to grant sublicenses, under all of and to the extent of its rights and interests in the Stice Patents under the UMass-ACT Agreement, until the last Stice Patent expires, to make, have made, use, develop, sell, offer for sale, lease, distribute, import, export and otherwise dispose of any and all products, to develop and perform services, to use and practice any processes, arts or methods, and to otherwise commercialize and exploit such Stice Patents in the Start Field except for the UMass Field.  Start acknowledges UMass has retained certain rights under the Stice Patents pursuant to the UMass-ACT Agreement, including rights to use the Stice Patents for academic research and teaching purposes.

4.2           UMass hereby grants to Start a worldwide, exclusive, fully paid-up, royalty-free license, with the right to grant sublicenses, under all of its rights and interests in the Stice Patents subject to the UMass-ACT Agreement, until the last Stice Patent expires, to make, have made, use, develop, sell, offer for sale, lease, distribute, import, export and otherwise dispose of any and all products, to develop and perform services, to use and practice any processes, arts or methods, and to otherwise commercialize and exploit such Stice Patents in the UMass Field.

4.3           The license granted to Start in section 4.1 of this Agreement will be subject to any nonexclusive license under the Stice Patents granted by ACT to third parties prior to the Effective Date.  All such existing licensees are identified in Exhibit D attached hereto.  Start agrees to negotiate in good faith with any qualified licensee identified in Exhibit D for a nonexclusive license under one or more of the Campbell Patents.  ACT shall also include in Exhibit D the identification of all exclusive licenses granted under the Stice Patents as of the

Effective Date, including the name of the licensee and a description of the exclusively licensed field.

4.4           In the event of the expiration or termination for any reason of the UMass-ACT Agreement, UMass agrees that the license under the Stice Patents and other associated rights granted in this Agreement to Start will continue, and UMass will assume all obligations of ACT in this Agreement with respect to the Stice Patents, except for the obligation of ACT to bear costs and expenses associated with the performance of section 5.3 of this Agreement.

4.5           Start agrees to covenant not to sue or otherwise assert any Campbell Patent against ACT or UMass, or their officers, trustees, employees, agents or research collaborators based on activities in the ACT Field or on academic research or teaching activities in the UMass Field by executing a covenant not to sue substantially in the form set forth in Exhibit E attached hereto (the “Covenant Not to Sue”).  Start agrees it will obtain execution by Roslin, Geron, and Exeter of such Covenant Not to Sue, and Start will deliver the fully executed Covenant Not to Sue to ACT and UMass within one (1) business day after the Effective Date of this Agreement by the Parties.

4.6           Start hereby grants to ACT a worldwide, nonexclusive, royalty-free, paid-up sublicense under the Stice Patents to conduct activities in the ACT Field. The license granted to ACT in this section 4.6 does not include the right to sublicense; provided, however, that under the license ACT may extend to its research collaborators the right to use the Stice Patents to conduct activities in the ACT Field.

Article 5 - Patent Matters

5.1           ACT and UMass hereby disclaim all claims in U.S. Patent Nos. 5,945,577 and 6,235,970 and the subject matter of all such claims, except the subject matter of claim 14, as presented in U.S. Patent Application Serial No. 10/833,993, filed April 28, 2004, as an application for reissue of the ‘970 Patent.  Within ten (10) days after the Effective Date, ACT and UMass will file in the USPTO the appropriate documents substantially in the form set forth in Exhibit F attached hereto to make of record the disclaimers set forth in this section 5.1 as to U.S. Patent Nos. 5,945,577 and 6,235,970 and will deliver to Start a copy of the disclaimers as filed in the USPTO.  ACT and UMass further agree not to assert any patent right claiming the subject matter of the claims disclaimed pursuant to this section 5.1 in any country.

5.2           Subject to the terms of this Agreement, including without limitation sections 5.5 and 6.1(a) of this Agreement, and except for the ANZ Patents, ACT and UMass hereby assign to Start all their rights to prosecute, maintain and enforce any and all Stice Patents having one or more claims directed to or otherwise encompassing non-human subject matter as of the Effective Date (“Transferred Stice Patents”).  The foregoing assignment of rights shall include all rights to apply for, file, register, prosecute, maintain, extend, and renew the Transferred Stice Patents, the right, subject to section 5.4 of this Agreement, to abandon, disclaim or surrender the Transferred Stice Patents, the right to settle or terminate any interference proceedings, re-examinations, oppositions, or other challenges to the validity of the Transferred Stice Patents, and the right to bring actions for present or future infringement of or otherwise enforce the Transferred Stice Patents.  ACT and UMass shall execute and deliver such documents and perform such acts as are necessary to establish or otherwise perfect Start’s rights under this section 5.2.

5.3           ACT shall at its sole expense for a period of sixty (60) days after the Effective Date (“Transition Period”) (a) continue to prosecute and maintain the Transferred Stice Patents in the ordinary course with respect to any filings or communications with patent authorities during such period, (b) provide Start the opportunity to comment on any filings and communications with patent authorities during such period prior to their submission and comply with Start’s reasonable instructions with respect to any such filings and communications, and (c) not abandon the prosecution of any such patents and patent applications or any claims therein absent written consent of Start.  ACT shall provide to Start within thirty (30) days after the Effective Date the contact information for all outside patent prosecution counsel, any patent prosecution docket listings maintained either by such outside prosecution counsel or internally by ACT, and copies of all patent and patent applications files maintained by such outside patent prosecution counsel or internally by ACT.  ACT shall bear its own costs and expenses, and those of its outside counsel, in copying and delivering records, files and other materials in connection with transitioning prosecution and maintenance of the Transferred Stice Patents to Start.  ACT and UMass shall execute powers of attorney for the prosecution and maintenance of the Transferred Stice Patents, and otherwise perform all acts and make all filings to permit Start to, effective as of the end of the Transition Period, prosecute, maintain, and enforce each such patent or application in all jurisdictions, and transact all matters connected therewith.  Commencing from the end of the Transition Period, Start shall bear all costs and expenses associated with its prosecution and maintenance of the Transferred Stice Patents.

5.4           ACT shall make reasonable commercial efforts to cooperate fully with Start, at Start’s expense (subject to ACT’s expense obligations under section 5.3 above), in effecting an orderly transition of the prosecution and maintenance of the Transferred Stice Patents and ACT and UMass shall cooperate with Start in the preparation, filing, prosecution, maintenance and, as applicable, enforcement of the Transferred Stice Patents, including without limitation promptly executing all papers and instruments or requiring their respective employees to execute all papers and instruments to enable Start to file, prosecute, maintain and enforce the Transferred Stice Patents in any jurisdiction.

5.5           To the extent possible under the patent laws of the relevant jurisdictions and within six (6) months from the Effective Date, Start will cooperate with ACT, at ACT’s expense, in filing divisional or continuation applications, as appropriate, from the Transferred Stice Patents  to separate claims solely directed to human subject matter from claims that encompass non-human subject matter.  Start will assign back to ACT its rights granted under section 5.2 of this Agreement to prosecute, maintain and enforce applications having only claims solely directed to human subject matter, and will otherwise perform all acts and make all filings necessary to permit ACT to prosecute, maintain and enforce such applications.  ACT agrees that for any such application, as well as any applications in the Stice Patents not transferred to Start pursuant to this Article 5, and any divisional, continuation, continuation-in-part of any such foregoing applications, and any and all patents issuing thereon (collectively “Retained Stice Patents”), ACT will limit the claims in such applications or resulting patents to claims solely directed to human subject matter.  Start shall execute and deliver such documents and perform such acts as are necessary to establish or perfect ACT’s rights under this section 5.5.  Start will have no right or license under any claim of a Retained Stice Patent solely directed to human subject matter.

5.6           With respect to the NZ Patent, within ninety (90) days after the Effective Date ACT will, at Start’s expense and to the extent possible under the patent laws of New Zealand, cancel any claim directed solely to non-human subject matter and reintroduce such claim or claims in a divisional or continuation application.  ACT and UMass will assign to Start their rights to prosecute, maintain and enforce such application.  With respect to the AU Patent, within ninety (90) days after the Effective Date ACT will, at Start’s expense and to the extent possible under the patent laws of Australia, cancel any claim not directed solely to non-human subject matter and reintroduce such claim or claims in a divisional or continuation application, such application to be prosecuted, maintained and enforced by ACT.  ACT and UMass will then assign to Start their rights to prosecute, maintain and enforce the AU Patent.  The assignment of rights to Start to prosecute, maintain and enforce applications under this section 5.6 shall be equivalent to the rights assigned by UMass and ACT to Start under section 5.2 of this Agreement with respect to the Transferred Stice Patents.  Each such application will be considered a Transferred Stice Patent.  Within thirty (30) days of the filing of each divisional or continuation application contemplated in this section 5.6, ACT and UMass will perform all acts and make all filings necessary to permit Start to prosecute, maintain and enforce each application transferred to Start under this section 5.6, and will cooperate with Start in the prosecution and maintenance of each such application, as is otherwise provided in sections 5.3 and 5.4 of this Agreement with respect to Transferred Stice Patents.

5.7           Subsequent to the filing of the divisional or continuation applications as provided in sections 5.5 and 5.6, ACT and Start will each bear its own expense as to the ongoing prosecution and maintenance of the applications each respectively controls.

Article 6 - Consideration

6.1           In consideration for the dismissal with prejudice of the Pending Actions and the rights granted under the Stice Patents, Start will pay to ACT as follows:

(a)                                  Five hundred thousand U.S. dollars ($500,000) within one (1) business day after after the Effective Date of this Agreement by the Parties, subject to the following credit:

(i)                                     credit of any attorneys fees and/or costs related to the Pending Actions incurred by Start after May 10, 2006; provided, however, that the credit referred to in this section 6.1(a)(i) does not include costs or attorneys’ fees incurred by Start in connection with the negotiation and preparation of this Agreement.

(b)                                 Two hundred fifty thousand U.S. dollars ($250,000) within 5 business days after release by the United States Food and Drug Administration (“FDA”) of a final public announcement, statement or notification permitting agricultural products from animals produced by somatic cell nuclear transfer (“SCNT”) or their progeny to enter the human food chain; provided, however, that in the event new restrictions are imposed by the FDA in connection with the above-referenced public announcement, statement or notification, and ACT and Start agree in writing that such new restrictions are likely to delay the commercialization of agricultural products from animals produced by SCNT by more than twelve (12) months, such agreement not to be unreasonably withheld by ACT, then payment under this section 6.1(b) shall be made by Start within five (5) business days of the first commercial sale of such agricultural product that complies with such new restrictions.

(c)                                  Five hundred thousand U.S. dollars ($500,000) within five (5) business days after the first occurrence of a Start sublicensee receiving approval by the FDA of a New Drug Application for a human therapeutic product comprised of, made in, produced by or otherwise originating from an animal generated using SCNT, or from the tissues or cells of such animal, under license from Start.

6.2           The amounts to be paid pursuant to section 6.1 of this Agreement will be paid by wire transfer to the account identified, and pursuant to the instructions, set forth in Exhibit G attached hereto.

6.3           (a)  Failure to pay the five hundred thousand dollar ($500,000) amount to ACT in accordance with the requirements of section 6.1(a) above shall constitute a material breach of this Agreement and result in the automatic termination of this Agreement; provided, however, that any delay in such payment for reasons not within Start’s control, including any delay attributable to the operations of the financial institutions involved in transacting the payment, shall not constitute material breach of this Agreement.  Notwithstanding the foregoing and in addition to any and all other contractual or equitable rights of ACT, all past due amounts owed by Start to ACT under this Agreement shall bear simple interest at the U.S. Prime Rate, as reported by the Wall Street Journal, Eastern Edition, on the due date (or the next business day if the due date is not a business day), calculated based on the number of days between the actual date the payment is made and the date the payment was due; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.

(b)  Failure to file Stipulation for Dismissal in accordance with the requirements of section 3.1 above shall constitute a material breach of this Agreement and result in (i) the automatic termination of this Agreement, (ii) the automatic refund to Start of the $500,000 payment made to ACT pursuant to section 6.1(a) above, and (iii) the automatic termination of the Covenant Not to Sue.

Article 7 - Term and Termination

7.1           The term will begin on the Effective Date and, unless terminated earlier pursuant to the terms of this Agreement, will expire on the date of expiration of the last of the Campbell Patents and Stice Patents to expire.

7.2           Either Party may terminate this Agreement upon sixty (60) days prior written notice to the other Party (a) for any material breach of this Agreement by such other Party if the breaching Party fails to remedy such breach within such sixty (60) day period, or (b) if the other Party files for protection under applicable bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it and such proceeding remains undismissed or unstayed for a period of more than sixty (60) days.

7.3           The expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination or preclude either Party from pursuing all rights at law and in equity with respect to any breach under this Agreement.  Notwithstanding the foregoing, neither Party will be liable for punitive, exemplary or consequential damages incurred by the other Party arising out of any breach under this Agreement.  Upon expiration or termination, except as provided in section 7.4, all rights and licenses granted under this Agreement shall terminate.

7.4           If ACT and UMass terminate this Agreement pursuant to section 7.2 of this Agreement for material breach by Start, or if this Agreement automatically terminates pursuant to section 6.3 of this Agreement, all licenses and rights granted to Start under this Agreement will terminate, and all licenses and rights granted to ACT and UMass hereunder will continue, provided that ACT and UMass continues to comply with their obligations hereunder.  If Start terminates this Agreement pursuant to section 7.2 of this Agreement for material breach by ACT or UMass, all licenses and rights granted to ACT and UMass under this Agreement will terminate, and all licenses and rights granted to Start hereunder will continue, provided that Start continues to comply with its obligations hereunder.

7.5           The termination provisions set forth in this Article 7 are in addition to the provisions for the automatic termination of this Agreement set forth in Article 6 of this Agreement.

Article 8 - Representations and Warranties

8.1           Each Party represents and warrants to the other Parties that, as of the Effective Date this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation enforceable against it in accordance with such Agreement’s terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles, including judicial principles affecting the availability of injunction and specific performance.

8.2           Start represents that, as of the Effective Date, all necessary approvals or consents of this Agreement under relevant agreements, including without limitation from Roslin, Geron, and Exeter, have been obtained.

8.3           UMass represents to Start that it owns all right, title and interest in the Stice Patents and, except for any rights in the U.S. Government, that ACT is the only licensee granted rights by UMass.

8.4           UMass represents to Start that it has the right and authority to grant the license granted to Start in section 4.2 of this Agreement.

8.5           UMass and ACT represent to Start that ACT is the exclusive licensee under the Stice Patents in the Start Field except for the UMass Field, and that it has the right to grant sublicenses of the type granted to Start in this Agreement.

8.6           UMass and ACT represent to Start that Exhibit D includes the identity of each person or entity having rights under any Stice Patent by virtue of UMass or ACT action.

8.7           Start represents to ACT that it is the exclusive licensee under the Campbell Patents in the Start Field, subject to rights retained by Roslin and rights retained by licensees under prior licenses from Geron and Exeter.

8.8           Start represents to ACT that Start has the sole right to enforce the Campbell Patents in the ACT Field pursuant to its license under the Campbell Patents.

8.9           Each Party represents and warrants to the other Parties that, to its knowledge, there is no claim, investigation, suit, action or proceeding pending (except the Pending Actions) or, expressly threatened, against such Party before or by any governmental entity or arbitrator that is likely to impair the ability of such Party to perform any obligation under this Agreement.

8.10         Each Party represents and warrants to the other Parties that it has not entered into any enforceable agreement with any third party which is in conflict with the rights granted to the other Parties under this Agreement or that is inconsistent with or that would prevent the Party from performing under this Agreement.

8.11         Nothing in this Agreement shall be construed as:

(a)                                  a warranty or representation by any Party as to the validity, enforceability or scope of any patent; or

(b)                                 a warranty or representation by any Party that anything made, used, sold, or otherwise disposed of pursuant to this Agreement is or will be free from infringement of patents or other intangible rights of third parties; or

(c)                                  except as expressly provided in this Agreement, a requirement that any Party shall file any patent application, secure any patent, or maintain any patent in force; or

(d)                                 an obligation on any Party to bring or prosecute actions or suits against third parties for infringement of any patent; or

(e)                                  an obligation to furnish any manufacturing or technical information; or

(f)                                    granting by implication, estoppel, or otherwise, any license or rights under patents, trade secrets, know-how, copyrights, or other intangible rights owned or controlled by a Party other than as expressly granted herein.

8.12         EACH PARTY HEREBY DISCLAIMS ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  EACH PARTY HEREBY WAIVES, RELEASES AND RENOUNCES ANY

OBLIGATION, RIGHT, LIABILITY, CLAIM OR REMEDY FOR (A) LOSS OF USE, REVENUE OR PROFIT, OR ANY OTHER DAMAGES, (B) INFRINGEMENT OF THIRD PARTY INTANGIBLE PROPERTY RIGHTS, and (C) INCIDENTAL OR CONSEQUENTIAL DAMAGES.

Article 9 - Indemnification

9.1           ACT shall defend Start, and their respective agents, directors, officers and employees (the “Start Indemnitees”), at the cost and expense of ACT, and will indemnify and hold harmless the Start Indemnitees from and against any and all losses, costs, damages, fees or expenses (including reasonable attorney fees and other litigation expenses) (“Start Losses”) incurred by or awarded against any Start Indemnitee relating to or in connection with any claim or action, regulatory investigation, or any other cause, brought against any Start Indemnitee by a third party arising out of:

(a)                                  any material breach by ACT of its representations, warranties, covenants or obligations made under this Agreement; or

(b)                                 any gross negligent act or omission or willful misconduct of ACT or any of their employees, sublicensees, contractors or agents, in performing its obligations under this Agreement;

provided, however, that, the foregoing indemnity shall not apply to the extent that any such Start Losses are (i) attributable to the gross negligence or willful misconduct of the Start Indemnitees or (ii) otherwise subject to an obligation by Start to indemnify ACT Indemnitees under section 9.2 of this Agreement.

9.2           Start shall defend ACT and UMass, and their respective agents, directors, officers and employees (the “ACT Indemnitees”), at Start’s cost and expense, and will indemnify and hold harmless the ACT Indemnitees from and against any and all losses, costs, damages, fees or expenses (including reasonable attorney fees and other litigation expenses) (“ACT Losses”) incurred by or awarded against any ACT Indemnitee relating to or in connection with any claim or action, regulatory investigation, or any other cause, brought against any ACT Indemnitee by a third party arising out of:

(a)                                  any material breach by Start of its representations, warranties, covenants or obligations made under this Agreement; or

(b)                                 any gross negligent act or omission or willful misconduct of Start or any of its employees, sublicensees, contractors or agents, in performing its obligations under this Agreement;

provided, however, that, the foregoing indemnity shall not apply to the extent that any such ACT Losses are (i) attributable to the gross negligence or willful misconduct of the ACT Indemnitees, or (ii) otherwise subject to an obligation by ACT to indemnify Start Indemnitees under section 9.1 of this Agreement.

9.3           Each Party will promptly notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder.  In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 9, such Party (the “Indemnified Party”) shall promptly notify the other Party(ies) (the “Indemnifying Party”) in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding.  The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding.  The Indemnified Party agrees to cooperate fully with the Indemnifying Party in the event a claim is made or lawsuit is filed, at the Indemnifying Party’s expense.  In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  All such fees and expenses shall be reimbursed as they are incurred.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

9.4           The rights and obligations of the Parties set forth in this Article 9 shall survive any termination of this Agreement.

Article 10 - Publicity

10.1         Any public announcement or statement by any Party concerning this Agreement or the subject matter thereof shall be subject to the prior written consent of all Parties.  Without limiting the foregoing, the Parties hereby approve and consent to the press releases and Form 8-K filings included in Exhibit H attached hereto, the release or filing of which shall not occur until the executed Stipulation for Dismissal has been filed with the District Court as provided in section 3.1 of this Agreement.

10.2         Except for a mutually agreed upon public announcement or statement, each party will hold in confidence the terms of this Agreement; provided, however, that any Party shall be entitled to disclose the terms of this Agreement pursuant to compliance with applicable laws and regulations including, without limitation, state and federal securities laws and regulations imposed on such Party.

Article 11 - Other Provisions

11.1         This Agreement contains the entire understanding between and among the Parties hereto and supersedes any prior understandings and agreements between or among them respecting the subject matter of this Agreement.

11.2         Except as otherwise provided in this Agreement, no amendment, modification, or supplement of any provision of the Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party. The officers signing this Agreement shall be duly authorized officers for all purposes of this Agreement, unless notice is given to the contrary.

11.3         No provision of this Agreement shall be waived by any act, omission, or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

11.4         This Agreement may be assigned only with the prior permission of the other Party(ies), which permission will not be unreasonably withheld, delayed or conditioned.  This Agreement shall be binding upon the permitted successors, assigns, legal representatives, executors, administrators and heirs of the Parties, as applicable.

11.5         This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patents or patent applications shall be determined by the law of the country in which the patent was granted or filed, as applicable.

11.6         The Parties agree to follow the procedures set forth in this section 11.6 to resolve any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof (each, a “Dispute”).

(a)                                  In the event of any Dispute arising out of or relating to this Agreement, either Party may initiate mediation upon written notice to the other party, whereupon both Parties shall engage in a mediation proceeding under the then current CPR Institute for Dispute Resolution (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section override inconsistent provisions of the CPR Model Procedure.  The mediator will be selected from the CPR Panels of Neutrals.  If the parties cannot agree upon the selection of a mediator within thirty (30) days after initiation of mediation, then upon the request of either party, the CPR shall appoint the mediator.  The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within sixty (60) days after initiation of mediation.

(b)                                 If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party may pursue any other remedies legally available to resolve the dispute.

(c)                                  Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.  However, a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

(d)                                 Although the procedures specified in this section 11.6 are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(e)                                  The parties agree that all applicable statutes of limitation and time-based defenses (such as, estoppel and laches) are tolled while the procedures set forth in subsection 11.6(a) are pending.  The parties shall take any actions necessary to effectuate this result.

11.7         All notices regarding this Agreement shall be given in writing and shall be effective when either served by personal delivery, or deposited, postage prepaid, in the United States registered or certified mail, addressed to the Parties at their respective addresses herein set forth, or to such other address or addresses as either Party may later specify by written notice to the other.

To UMass:

The University of Massachusetts

Attn:

To ACT:

Advanced Cell Technology, Inc. 1201 Harbor Bay Parkway, Suite 120 Alameda, California 94502
Attn:

To Start:

Start Licensing, Inc.
12357-A Riata Trace Parkway, Suite 150
Austin, Texas 78727
Attn:

Any change of address of a Party shall be promptly communicated in writing the other Parties.

11.8         This agreement may be executed in several counterparts, each of which shall be deemed an original copy and all of which shall constitute one agreement binding on all Parties hereto not withstanding that all Parties shall not have signed the same counterparts.

NOW, THEREFORE, the Parties, intending to be bound by this Settlement and License Agreement, have caused their respective authorized representatives to sign below.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ WILLIAM M. CALDWELL, IV
Printed Name:	William M. Caldwell, IV
Title:	Chief Executive Officer
Date: August 25, 2006

START LICENSING, INC.

By:	/s/ SCOTT K. DAVIS
Printed Name:	Scott K. Davis
Title:	President
Date:	August 28, 2006

THE UNIVERSITY OF MASSACHUSETTS

By:	/s/ WILLIAM ROSENBERG
Printed Name:	William Rosenberg
Title:	Executive Director, CVIP
Date:	8/29/06